Exhibit 99.2

NEWS RELEASE

DATE: June 2, 2014	CONTACT:	Lance Tanaka
Director, Government & Public Affairs (808) 265-9690 (cell) lance.tanaka@ppetrol.com

FOR IMMEDIATE RELEASE

Parent Company of Hawaii Independent Energy

Announces Acquisition of Mid Pac Petroleum

HONOLULU, HAWAII – Par Petroleum Corporation (OTCQB: PARR), the parent company of Hawaii Independent Energy, LLC, today announced that it has reached an agreement to acquire Koko’oha Investments, Inc., the parent company of Mid Pac Petroleum, LLC that is the exclusive licensee of the “76” brand in the State of Hawaii, for approximately $107 million, subject to adjustment as set forth in the merger agreement. Mid Pac operates or distributes through more than 80 retail sites and four terminals across Hawaii.

“Acquiring Mid Pac will provide a unique expansion opportunity for our Hawaii business. The access to additional retail sites will provide synergies by increasing on-island sales of our refined products, optimizing distribution costs and enhancing crude slate flexibility,” said William Monteleone, chief executive officer of Par Petroleum. “In addition, Mid Pac’s fee-owned real estate portfolio, consisting of retail locations, terminals and office space, provides excellent underlying asset value,” added Mr. Monteleone.

The added local gasoline and diesel sales for the Hawaii Independent Energy refinery in Kapolei will spell benefits for Hawaii, noted Peter Coxon, Par’s chief operating officer. “The increased local sales will enable HIE to better optimize its operations and production slate, providing Hawaii with stronger on-island refining capability, high-quality manufacturing jobs, and a more secure energy supply,” Mr. Coxon said.

Parent Company of Hawaii Independent Energy

Announces Acquisition of Mid Pac Petroleum

June 2, 2014

“I’m excited about what this means for Mid Pac and its employees,” said Jim Yates, president and chief executive officer of Mid Pac Petroleum. “The joining of HIE and Mid Pac creates a strong, vertically integrated Hawaii-based refining and marketing company which provides stability for our employees and dealers and strengthens an important energy source for Hawaii.”

Mr. Yates is no stranger to refining in the Islands, having served as an executive with a former owner of the Kapolei facility, BHP Hawaii. “This is a homecoming of sorts for me, and I’m pleased that Par Petroleum does not foresee making any staffing changes as they welcome Mid Pac employees to their family of companies,” he said. “It’s also encouraging to be a part of merging two companies with such deep local roots and such long-standing commitments to investing in Hawaii and supporting local non-profits. This transaction will ensure that those commitments can continue,” Yates added.

Details of the transition are still to be worked out. Par Petroleum anticipates finalizing the transaction sometime in the third quarter of 2014, subject to regulatory and other approvals. In September 2013, Par Petroleum finalized the acquisition of Tesoro Hawaii, LLC, which included the larger of the State’s two petroleum refineries, related product storage and distribution assets, and 31 Tesoro-branded gasoline stations on Oahu, Hawaii Island and Maui.

About Par Petroleum Corporation

Par Petroleum Corporation is a Houston-based company that manages and maintains interests in a variety of energy-related assets. Par is a growth company that looks for acquisitions with strong fundamentals and employees who can move the business forward.

Par, through its subsidiaries, owns and operates a 94,000 bpd refinery located in Hawaii on the island of Oahu. This refinery, together with substantial storage capacity, a 27-mile pipeline system, terminals, and retail outlets, provides a substantial portion of the energy demands of Hawaii.

Parent Company of Hawaii Independent Energy

Announces Acquisition of Mid Pac Petroleum

June 2, 2014

Par’s largest oil and gas asset is its investment in Piceance Energy, LLC, which owns and operates natural gas reserves located in the Piceance Basin of Colorado.

Par also markets, transports and distributes crude petroleum-based energy products. With significant logistics capability on key pipeline systems, a rail car fleet, and a fleet of chartered barge tows, Par believes it has a competitive advantage in moving crude oil efficiently from land locked locations in the Western U.S. and Canada to the refining hubs in the Midwest, the Gulf Coast, and the East Coast.

About Mid Pac Petroleum

Mid Pac Petroleum is a Hawaii-based petroleum marketer and distributor that has exclusive rights to the 76 brand for petroleum sales in Hawaii. The company has 150 employees and distributes gasoline and diesel through more than 80 retail locations throughout the state. It also owns and operates petroleum product terminals and trucking operations in Hawaii and is the first petroleum retailer on Oahu to offer biodiesel to customers.

About Hawaii Independent Energy

Hawaii Independent Energy is the leading provider of transportation fuels in the Islands. Altogether, there are more than 500 local employees that make and distribute refined petroleum products such as gasoline, diesel, marine fuel, and fuel oil to meet Hawaii’s energy needs. Hawaii Independent Energy’s refinery in Kapolei is the larger of the state’s two oil refineries. Hawaii Independent Energy supplies 31 Tesoro-branded retail stations on Oahu, Maui and the Big Island.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to successfully complete the pending acquisition of Mid Pac, integrate it into our operations and realize the anticipated benefits from the acquisition; our ability to identify all potential risks and liabilities in our due diligence of Mid Pac and its business; any unexpected costs or delays in connection with the pending acquisition of Mid Pac; risks associated with the integration of HIE; the volatility of crude oil and refined product prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; environmental risks; and risks of political or regulatory changes. Although the company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The company cannot assure that the assumptions upon which these statements are based will prove to have been correct. Important risk factors that may affect the company’s business, results of operations and financial position are discussed in its most recently filed Annual Report on Form 10-K, as amended, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other SEC filings.